Exhibit 3.1

AMENDMENT TO BYLAWS

OF

EXACTECH, INC.

1.	The Bylaws of Exactech, Inc. (the “corporation”) currently in effect are hereby amended to add a new Article XIV thereto to read in its entirety as:

ARTICLE XIV

EXCLUSIVE FORUM FOR CERTAIN ACTIONS

“Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation; (ii) any action asserting a claim of or for breach of a fiduciary duty owed by any current or former director, officer, other employee, or shareholder of the corporation to the corporation or the corporation’s shareholders, or a claim for aiding and abetting any such breach; (iii) any action asserting a claim against the corporation or against any current or former director, officer, other employee, or shareholder of the corporation arising pursuant to any provision of the Florida Business Corporations Act, the Articles of Incorporation of the corporation, or these bylaws (as they may be amended from time to time); or (iv) any action asserting a claim against the corporation or against any current or former director, officer, other employee, or shareholder of the corporation that is governed by the internal affairs doctrine, shall be a state court located within the State of Florida or, if no state court located within the State of Florida has jurisdiction in respect of any of the actions enumerated in clauses (i), (ii), (iii), and (iv) herein, the United States District Court for the Northern District of Florida. If any provision or provisions of this Article XIV shall be held to be invalid, illegal, or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality, and enforceability of such provision(s) in any other circumstance and of the remaining provisions of this Article XIV (including, without limitation, each portion of any sentence of this Article XIV containing any such provision held to be invalid, illegal, or unenforceable that is not itself held to be invalid, illegal, or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.”

2.	This amendment to those certain Bylaws of the corporation is hereby duly adopted and made effective on October 22, 2017 pursuant to authority in accordance with each of the Articles of Incorporation of the corporation and Article XIII of the Bylaws of the corporation.